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Exhibit 2.1

        AGREEMENT

by and among

LAS AMERICAS BROADBAND, INC.
("Las Americas Broadband")

and

CABLE CALIFORNIA S.A. de C.V.
(the "Company")

and

CARLOS BUSTAMANTE, SR.
("Bustamante")

and

LABN MEXICO S.A. de C.V.
("Mexco" or the "Purchaser")

Dated as of September 26, 2002

        AGREEMENT, dated as of 9/26/2002 (this "Agreement"), is entered into by and among Las Americas Broadband Inc., a corporation organized under the laws of the State of Colorado, United States of America ("Las America Broadband"), Cable California S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States (the "Company"), Carlos Bustamante, Sr., an individual who resides in the United Mexican States ("Bustamante" and LABN Mexico, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States ("Mexco" or the "Purchaser"). For the purposes of this Agreement, "Las Americas Broadband" shall, to the extent applicable, include any successor by merger (except, specifically, with regard to Section 5).

RECITALS

        WHEREAS, Bustamante solely owns of record and beneficially all of the issued and outstanding Series A Shares which represent fifty-one percent (51%) of the outstanding capital stock of the Company (the "Series A Shares"). To the best of his knowledge, the other forty-nine percent (49%) of the outstanding capital stock of the Company is represented by all of the issued and outstanding Series B Shares which are held by dick clark international cable ventures Ltd., a Turks and Caicos corporation;

        WHEREAS, Bustamante desires to sell all of his Series A Shares to Mexco, and Mexco wishes to purchase such Series A Shares from Bustamante in exchange for the consideration set forth herein and upon the terms and subject to the conditions set forth herein; and

        WHEREAS, Las Americas Broadband wishes to facilitate the transfer of the Series A Shares and agrees to assist Mexco in providing the consideration set forth herein.

        NOW THEREFORE, in consideration of the premises, representations, warranties and mutual covenants contained herein and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.
Sale and Transfer of the Shares.

1.1.
Transfer of the Shares. Upon the terms and provisions and subject to the conditions set forth herein, Bustamante shall transfer the Series A Shares to the Purchaser as follows:

(a)
Upon signing of this Agreement, Bustamante shall deliver the stock certificates representing the Series A Shares, duly endorsed in property in blank, free and clear of all mortgages, liens, security interests, restrictions, pledges, options, calls, equitable interests, voting agreements, rights of first refusal, assessments, adverse claims or rights or other similar rights or other encumbrances of any nature whatsoever to Banco Sanlander Mexicano, Dirección Fiduciaria, acting as depositor (hereinafter the "Depositor") in the conditional deposit agreement (the "Deposit Agreement") to be entered into on this same date in substantially the form of Annex "1.1 (a)" hereto, and;

(b)
Once the Conditions Precedent (as hereinafter defined), have been satisfied, or waived as applicable, on or before June 30, 2003, the Depositor shall transfer the Series A Shares to Mexco free and clear of all mortgages, liens, security interests, restrictions, pledge, options, calls, equitable interests, voting agreements, rights of first refusal, assessments adverse claims or rights or other similar rights or other encumbrances of any nature whatsoever. So that the Depositor may carry out the transfer of the Series A Shares to Mexco once the Conditions Precedent are satisfied, or waived as applicable, prior to delivering the Series A Shares to Mexco the Depositor shall reasonably verify in good faith, that the Conditions Precedent have been complied with, within one business day as from the date Mexco provides the documentation required to evidence the occurrence of the Conditions Precedent, but in any event concurrently with the payment to Bustamante referred to in Section 12(a) herein.

(c)
Although the Series A Shares shall be delivered to the Depositor by Bustamante upon the execution hereof, the Deposit Agreement shall clearly provide that Bustamante shall at all times retain control over the voting rights of the Series A Shares until the date that the Closing (as hereinafter defined) takes place. If the Closing has not taken place by June 30, 2003, or if this Agreement is terminated in accordance with its terms, then, at such time the Series A Shares shall be returned back to

      Bustamante. The Depositor fees for establishing, maintaining and cancelling the Deposit Agreement shall be solely borne by Mexco.

  1.2.
  Consideration for the Transfer of the Shares to Mexco. In consideration for the transfer, assignment and delivery by Bustamante of the Series A Shares to Mexco and the representations and warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions contained herein, Mexco shall pay or deliver, as the case may be, or shall otherwise cause to be paid or delivered to Bustamante or its designee the aggregate amount of $5,000,000.00 (Five Million United States Dollars), which shall be payable as follows:

  (i)
  The amount of $1,000,000.00 (One Million United States Dollars), by means of a cashiers check on the date of Closing;

  (ii)
  The amount of $3,000,000.00 (Three Million United States Dollars), by wire transfer, on the second (2nd) year anniversary of the date of this Agreement; and

  (iii)
  The amount of $1,000,000.00 (One Million United States Dollars), by wire transfer, on the third (3rd) year anniversary of the date of this Agreement.

  1.3.
  Assignment of debt to Las Americas Broadband. Immediately after the execution and delivery of this Agreement Mexco shall assign to Las Americas Broadband (or its successor by way of merger), the payment obligation, subject to the Conditions Precedent referred to in Section 8 hereof, against Mexco in favor of Bustamante in the amount of $5,000,000 (Five Million United States Dollars, hereinafter the "Debt")), pursuant to an assignment agreement in the form attached hereto as "Annex 1.3" (the "Assignment Agreement"). Bustamante grants his consent for such assignment and hereby agrees to sign the Assignment Agreement and any other document required to effectuate the assignment of debt as may be reasonably requested by Las Americas Broadband.

  1.4.
  Additional Consideration for the Transfer of the Shares.

  a)
  As additional consideration for the transfer, assignment and delivery by Bustamante of the Series A Shares to Mexco, Las Americas Broadband shall deliver to Bustamante on the date of the Closing or immediately prior to the Closing of the Merger (as hereinafter defined) whichever occurs earlier, 2,225,000 (two million two hundred twenty-five thousand) shares of the common stock, par value $0.025, of Las Americas Broadband (the "Consideration Shares"), which shares when issued shall be considered "Restricted Securities" pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Act"). Bustamante further agrees to execute any and all related documents as may be reasonably required by Las Americas Broadband to accomplish the foregoing.

  b)
  Bustamante acknowledges and agrees that in the event that the Closing of the Merger takes place prior to the Closing, Las Americas Broadband shall deposit in escrow with an appropriate institution, the Considerations Shares, instructing the escrow agent to: (i) immediately subsequent to the Closing of the Merger (as hereinafter defined), exchange the Consideration Shares for such number of shares issued by USA Broadband, Inc. (the "USA Consideration Shares"), as a consequence of the merger, in the terms of that certain Agreement and Plan of Merger dated April 25, 2002 by and between Las Americas Broadband and USA Broadband, Inc.; (ii) at the time of Closing, deliver to Bustamante the USA Consideration Shares; (iii) in the event that the Closing does not occur by June 30, 2003, deliver the USA Consideration Shares to USA Broadband, Inc.; or (iv) in the event the Closing of the Merger does not occur, deliver the Consideration Shares to Las America Broadband and, in any event, in the case of (iii) and (iv), the obligation to deliver to Bustamante the USA Consideration Shares or Consideration Shares, as the case may be, shall have no further effect whatsoever.

2.
Creation of Series N Shares.

2.1.
Creation of Series N Shares. Bustamante shall vote his shares in favor of the required amendments to the By-laws of the Company in order for them to, subject to the Conditions Precedent (as hereinafter defined), provide for the issuance of an amount equivalent to ninety percent (90%) of the total aggregate capital stock of the Company (the "Series N Shares"). Said Series N Shares shall have limited voting rights for those matters expressly set forth in the By-laws of the Company and any agreement among the Company's shareholders. Notwithstanding the foregoing, it is expressly agreed that no such Series N

    Shares will be issued until such time as the amount mentioned in clause 1.21 has been paid to Bustamante.

3.
Closing.

3.1.
The Closing. The closing of the sale and transfer of the Series A Shares and other transactions contemplated hereby (the "Closing") shall take place at the offices of Las Americas Broadband's counsel, Jenkens & Gilchrist Parker Chapin LLP. The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 at 10:00 A.M., New York City time on or before June 30, 2003, or at such other date, time or place as may be mutually agreed upon in writing by the parties hereto (the "Closing Date").

3.2.
Closing of Stock Transfer Books. On and after the date of this Agreement, and unless the Closing does not occur on or before June 30, 2003, there shall be no transfers on the stock transfer books of the Company of the Series A Shares of the Company that were issued and outstanding immediately prior to the date hereof.

4.
Representations and Warranties of Bustamante. Bustamante makes the following representations and warranties to Mexco and Las Americas Broadband and acknowledges that such parties are relying upon such representations and warranties in connection with the transfer of the Series A Shares, each of which representation and warranty is true and correct on the date hereof and as of the Closing, and shall survive the Closing of the transactions provided for herein.

4.1.
Legal Capacity; No Restrictions.

(a)
Bustamante has the full legal capacity, power and authority to execute, deliver and perform this Agreement, the Deposit Agreement and any and all other agreements, certificates and documents executed or delivered, or to be reasonably executed or delivered by Bustamante in connection herewith (collectively, the "Ancillary Documents"), and to consummate the transactions contemplated hereby or therewith. This Agreement constitutes a legal, valid and binding obligation of Bustamante enforceable in accordance with the terms established herein, subject to (i) bankruptcy, insolvency or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) equitable principles of law; and

(b)
Bustamante is a Mexican citizen in full exercise of his legal rights within the United Mexican States, and has the legal capacity to enter into this agreement and be bound by its terms.

4.2.
No Violation; Consents and Approvals.

(a)
The execution, delivery and performance of the obligations by Bustamante under this Agreement or any Ancillary Document, do not and will not, (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, amendment, cancellation or acceleration, under any of the terms, conditions or provisions of any contract, lease, note, license, or other material instrument, agreement or binding commitment, whether or not in written form (a "Material Contract") to which Bustamante is a party or by which any of his properties or assets may be bound or otherwise subject, or (ii) violate any statute, law, ordinance, rule or regulation of any jurisdiction to which Bustamante is bound, or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state or municipal ("Governmental Entities") in the United Mexican States and its states.

(b)
Other than the satisfaction of the Conditions Precedent referred to in this Agreement, no authorization, consent, approval, exemption or other action by, or notice to, any Governmental Entity is necessary or required to be obtained by Bustamante in order to consummate the transactions contemplated hereunder.

4.3.
Ownership. Bustamante is the sole registered holder and beneficial owner of the Series A Shares, which such shares are validly issued, fully paid for, non-assessable, free and clear of any and all mortgages, liens, security interests, restrictions, pledges, options, calls, equitable interests, voting agreements, rights of first refusal, assessments, adverse claims or rights, or other similar rights or other encumbrances of any nature whatsoever with respect to the Series A Shares. The Series A Shares deposited with the Depositor under the Deposit Agreement, for further transfer to Mexco if the Conditions Precedent are met constitute all of the issued and outstanding Series A Shares of the Company. Bustamante has full legal capacity, title and authority to deposit the Series A Shares to the Depositor under the Deposit Agreement, for further transfer to Mexco as contemplated hereby. The delivery of the Series A Shares to the Depositor under the Deposit Agreement, for further transfer to Mexco in accordance with Section 1 hereof, and the corresponding registration in the Company's stock registry book, will vest in Mexco, once the Series A Shares are transferred from Bustamante to Mexco, full right, title and interest in and to all of the Series A Shares of the Company.

  4.4.
  Litigation. There is no claim, legal action, arbitration, governmental resignation or other legal or administrative proceeding, nor any order, writ, injunction, judgment, plan or decree ("Litigation") in progress, pending or in effect against Bustamante or to the knowledge of Bustamante, threatened against, or relating to, the Series A Shares, or the transactions contemplated by this Agreement, and Bustamante does not know of any basis of the same in the United Mexican States, and any of its states. There is no continuing order, injunction or decree of any court, arbitrator or Governmental Entity to which Bustamante, and the Series A Shares are bound.

  4.5.
  Investment Intent. Bustamante understands that each certificate representing the Consideration Shares shall be imprinted with a legend in substantially the following form:

    THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND SUCH LAWS AND LAS AMERICAS BROADBAND, INC. ("LAS AMERICAS BROADBAND") RECEIVES A LEGAL OPINION FROM COUNSEL TO THE TRANSFEROR REASONABLY SATISFACTORY TO LAS AMERICAS BROADBAND TO SUCH EFFECT.

  4.6.
  Investment for Bustamante's Own Account. Bustamante is acquiring the Consideration Shares for his own account, for investment purposes and not with a view to, or for sale in connection with, any distribution of such Consideration Shares or any part thereof, except in compliance with applicable securities laws.

  4.7.
  Accredited Investors. Bustamante: (i) is "accredited investor" as that term is defined in Rule 501(a) promulgated under the Act, (ii) is able to sustain an entire loss of the investment represented by the Consideration Shares, (iii) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of this investment and making an informed investment decision with respect thereto, (iv) has the ability to bear the economic risks of this investment, (v) has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of securities acquired hereunder, as well as the opportunity to obtain additional information necessary to verify the accuracy of information furnished in connection with such offering that Las American Broadband possesses or can acquire without unreasonable effort or expense.

    "Accredited investor" is defined as any natural person: (a) whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000.00; or (b) who had an individual income in excess of $200,000.00 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

  4.8.
  No Obligation to Register the Consideration Shares. Bustamante understands and acknowledges that (a) the Consideration Shares to be issued hereunder have not been registered under the Act or any state securities laws and may not be transferred unless subsequently registered under the Act, or pursuant to an exemption from such registration; (b) Las Americas Broadband is under no obligation to file a registration statement with the U.S. Securities and Exchange Commission with respect to the Consideration Shares; and (c) any and all sales of the Consideration Shares shall be subject to the provisions of Rule 144 as promulgated under the Act.

  4.9.
  Finders' and Brokers' Fees. Bustamante has not retained any broker, finder or agent, or agreed to pay any investment banking fees, brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement.

5.
Representations and Warranties of Las Americas Broadband. Las Americas Broadband makes the following representations and warranties to Bustamante and acknowledges that he is relying upon such representations and warranties in connection with the transfer of the Series A Shares and the issuance of the Consideration Shares, each of which representation and warranty is true and correct on the date hereof and as of the Closing and shall survive the Closing of the transactions provided for herein.

5.1.
Organization; Good Standing. Las Americas Broadband is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified as a foreign corporation in such other jurisdictions in which the failure to be so qualified would have a material adverse effect on the business and assets (a "Material Adverse Effect") on Las Americas Broadband. Las Americas Broadband has all requisite corporate power and authority and possesses all franchises, licenses, permits, authorizations and approvals from Governmental Entities to own and lease its assets and properties and to conduct its business as it is now being conducted.

5.2.
Legal Capacity; No Restrictions. Las Americas Broadband has the full legal capacity, power and authority to execute, deliver and perform this Agreement and the Ancillary Documents, and to consummate the transactions contemplated hereby and thereby. All acts required to be taken by Las Americas Broadband to enter into this Agreement and to carry out the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Las Americas Broadband, and this Agreement constitutes a legal, valid and binding obligation of Las Americas Broadband enforceable in accordance with its terms subject to (1) bankruptcy, insolvency or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) equitable principles of law.

  5.3.
  No Violation; Consents and Approvals.

  (a)
  The execution, delivery and performance of the obligations by Las Americas Broadband under this Agreement or any Ancillary Document, do not and will not, (i) violate any provision of the its certificate of incorporation, by-laws or other organizational documents, (ii) results in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, amendment, cancellation or acceleration, under any of the terms, conditions or provisions of any Material Contract to which it is a party or by which any of its properties or assets may be bound or otherwise subject, or (iii) violate any Orders of any Governmental Entities in the United States of America and its states.

  (b)
  No authorization, consent, approval, exemption or other action by, or notice to, any Governmental Entity is necessary or required to be obtained by Las Americas Broadband in order to consummate the transactions contemplated hereunder.

  5.4.
  Capitalization. As of the date hereof, there are 38,979,988 shares of common stock of Las Americas Broadband issued and outstanding. All such shares of common stock of Las Americas Broadband are validly issued, fully paid and non-assessable. Except as set forth in Schedule 5.4 of this Agreement, there are no (i) securities convertible into or exchangeable for any of Las Americas Broadband's capital stock or other securities, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Las Americas Broadband or securities which are convertible into or exchangeable for capital stock or other securities of Las Americas Broadband, or (iii) Material Contracts or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Las Americas Broadband, any such convertible or exchangeable securities or any such options, warrants or other rights.

  5.5.
  Validity of the Consideration Shares to be Issued to Bustamante. The Consideration Shares to be issued to Bustamante in connection with the transactions contemplated in this Agreement, when issued and transferred in accordance with the terms and conditions of this Agreement, will be duly and validly issued, non-assessable, free and clear of any and all encumbrances thereon, and will be issued, subject to the accuracy and validity of the representations and warranties of Bustamante set forth in Sections 4.6 and 4.7, in compliance with all applicable federal and state securities laws.

  5.6.
  Litigation. There is no Litigation in progress, pending or in effect, against Las Americas Broadband or to the knowledge of Las Americas Broadband threatened against, or relating to, Las Americas Broadband, its properties, assets, business or capital stock or the transactions contemplated by this Agreement, and Las Americas Broadband does not know of any basis of the same that would result in a Material Adverse Effect change to Las Americas Broadband. There is no continuing order, injunction or decree of any court, arbitrator or Governmental Entities to which Las Americas Broadband is a party or by which Las Americas Broadband or its assets, properties, business or capital stock are bound.

6.
Representatives and Warranties of Mexco. Mexco makes the following representations and warranties to Bustamante and acknowledges that he is relying upon such representations and warranties in connection with the transfer of the Series A Shares, each of which representation and warranty is true and correct on the date hereof and as of the Closing and shall survive the Closing of the transactions provided for herein.

6.1.
Organization; Good Standing. Mexco is a sociedad anónima de capital variable duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized in the United Mexican States and is duly qualified in such other jurisdictions in the United Mexican States in which the failure to be so qualified would have a Material Adverse Effect on Mexco. Mexco has all requisite power and authority and possesses all franchises, licenses, permits, authorizations and approvals from Governmental Entities (as hereinafter defined) to own and lease its assets and properties and to conduct its business as it is now being conducted.

6.2.
Legal Capacity; No Restrictions. Mexco has the legal capacity, power and authority to execute, deliver and perform this Agreement and the Ancillary Documents, and to consummate the transactions contemplated hereby. All corporate acts required to be taken by Mexco to enter into this Agreement and to carry out the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mexco. This Agreement constitutes the legal, valid and binding obligations of Mexco enforceable in accordance with its terms subject to (i) bankruptcy, insolvency or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) equitable principles of law.

  6.3.
  No Violation; Consents and Approvals.

  (a)
  The execution, delivery and performance of the obligations by Mexco under this Agreement or any Ancillary Document, does not and will not, (i) violate any provision of the Mexco's formation documents, by-laws or other organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, amendment, cancellation or acceleration, under any of the terms, conditions or provisions of any Material Contract to which Mexco is a party or by which any of its properties or assets may be bound or otherwise subject, or (iii) violate any Orders of any Governmental Entities in the United Mexican States and its states, or the United States of America and its states.

  (b)
  No authorization, consent, approval, exemption or other action by or notice to any Governmental Entity is necessary or required to be obtained by Mexco different from those defined as Conditions Precedent, in order to consummate the transactions contemplated hereunder.

7.
Covenants and Agreements.

7.1.
Conduct of the Business by the Company Pending the Closing. Unless otherwise expressly provided in this Agreement, or the By-laws of the Company, Bustamante covenants to use his best efforts to ensure that the Company will not:

(a)
issue or sell any stock or any other security;

(b)
declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) to any of its shareholders;

(c)
take any action which materially adversely affects the rights and franchises of the Company, the business organization of the Company or the Company's present relationships with suppliers and customers and others having business relationships with the Company;

(d)
enter into any Material Contract, except Material Contracts which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed to Mexco had they been in existence on the date of this Agreement;

(e)
unless otherwise provided for herein, amend its formation documents, By-laws or other organization documents, as applicable, or make any changes in its authorized or issued capital stock; or

(f)
enter into any agreement to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

7.2.
Non compete. Except for the Consideration Shares to be issued to Bustamante upon the consummation of the transactions contemplated herein, Bustamante shall not either directly or through any corporate entity, or any related third party, such as any of his parents or children, directly or indirectly, alone or in association with any other individual, firm, corporation or other business organization, (i) acquire or own in any manner, any interest in any other individual or entity that is engaged in any facet of the business of the Company, (ii) engage in any facet of the business of the Company or compete in any way with the business of the Company, (iii) be employed in any capacity by, serve as an employee of, consultant or advisor to, or otherwise participate in the management or operation of, any individual or entity that (x) engages in any facet of the business of the Company, or (y) competes with the business of the Company in any way; provided, however, that notwithstanding the foregoing, Bustamante and his parents and children individually, may own collectively up to two percent (2%) of the voting securities of any publicly-traded company, which engages in any facet of the business of the Company or competes in any way with the business of the Company.

7.3.
Other Actions. Each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and effectuate the transactions contemplated hereby.

8.
Conditions to the Closing.

8.1.
Conditions Precedent to Close. The obligations of Bustamante and Mexco to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Mexco and Bustamante, at or prior to the Closing, of the following conditions (hereinafter the "Conditions Precedent"):

a)
The authorization from the Ministry of Communications and Transportations ("SCI") of the sale and purchase of the Series A Shares according to the terms and conditions herein provided.

b)
The authorization from the SCT of the amendment to the By-laws of the Company, in the form attached hereto as Exhibit "8.1(b)", which shall provide, among other matters, for the issuance of the Series N Shares;

c)
The favorable opinion of the Federal Telecommunications Commission ("Cofetel") for the sale and purchase of the Series A Shares by Mexco and for the amendment to the By-laws of the Company in the terms and conditions established herein;

d)
The authorization by the Foreign Investments Bureau of the Ministry of Economy, for the amendment to the By-laws of the Company in the terms and conditions provided herein, and for the issuance of the Series N Shares;

e)
The favorable termination by the SCT of the Administrative Revocation Procedure initiated against the Company's Concession to operate in Tijuana; and

f)
The merger contemplated by that certain Agreement and Plan of Merger dated April 25, 2002, by and between Las Americas Broadband and USA Broadband, Inc., a Delaware corporation shall have occurred (the "Closing of the Merger").

        All costs, fees and expenses, including reasonable legal fees, incurred by Bustamante to obtain the previously mentioned authorizations and opinions, which shall have been previously agreed upon on writing by Las Americas Broadband, shall be reimbursed to Bustamante on demand.

  8.2
  Conditions Precedent to Bustamante's Obligations to Close. The obligations of Bustamante to consummate the transactions contemplated hereby shall be subject to the satisfaction or written waiver by Bustamante, at or prior to the Closing, of the following conditions, in addition to the Conditions Precedent:

    (a)
    The representations and warranties of Mexco and Las Americas Broadband contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date as if made on and as of the Closing Date;

    (b)
    Mexco and Las Americas Broadband shall have performed in all material respects the obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

    (c)
    No Litigation shall have been commenced or been threatened against Mexco and Las Americas Broadband, and no investigation by any Governmental Entity shall have been commenced, against Mexco and Las Americas Broadband or any of their respective affiliates, officers or directors, with respect to the transactions contemplated hereby;

    (d)
    Mexco shall have delivered to Bustamante a certificate executed by the secretary of Mexco certifying as true and accurate: (i) the organizational documents of Mexco and the by-laws of Mexco; (ii) the signatures of the officers of Mexco executing this Agreement or Ancillary Documents; (iii) resolutions of the board of directors of Mexco authorizing the transactions contemplated herein and in the Ancillary Documents, and (iv) the representations and warranties of Mexco, in all material respects, as of the date made and as of the Closing Date as if made on and as of the Closing Date; and

    (e)
    Las Americas Broadband shall have delivered to Bustamante a certificate executed by the secretary of Las Americas Broadband certifying as true and accurate: (i) the signatures of the officers of Las Americas Broadband executing this Agreement of Ancillary Documents; (ii) resolutions of the broad of directors of Las Americas Broadband authorizing the transactions contemplated herein and in the Ancillary Documents, and (iii) the representations and warranties of Las Americas Broadband, in all material respects, as of the date made and as of the Closing Date as if made on and as of the Closing Date.

  8.3
  Conditions Precedent to Mexco's Obligations to Close. The obligations of Mexco to consummate the transactions contemplated hereby shall be subject to the satisfaction or written waiver by Mexco, at or prior to the Closing, of the following conditions, in addition to the Conditions Precedent:

    (a)
    the representations and warranties of Bustamante contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date as if made on and as of the Closing Date;

    (b)
    Bustamante shall have performed in all material respects their obligations under this Agreement required to be performed by him at or prior to the Closing pursuant to the terms hereof;

    (c)
    no Litigation shall have been commenced or been threatened against the Bustamante, and no investigation by any Governmental Entity shall have been commenced, against Bustamante, with respect to the transactions contemplated hereby; and

    (d)
    Bustamante shall have delivered to Mexco a certificate executed by the secretary of the Company certifying as true and accurate: (i) the formation documents, by-laws and other organizational documents of the Company; (ii) the signatures of the officers of the Company executing this Agreement or the Ancillary Documents; (iii) resolutions of the board of directors of the Company authorizing the actions of the Company the transactions contemplated herein and in the Ancillary Documents; and (iv) the representations and warranties of Bustamante, in all material respects, as of the date made and as of the Closing Date as if made on and as of the Closing Date.

9.
Closing Deliveries and Actions.

9.1
By Bustamante to Mexco and Las Americas Broadband. At the Closing Bustamante shall deliver or cause the Depositor to deliver:

  (a)
  stock certificates representing the Series A Shares of the Company owned by Bustamante, duly endorsed in favor of Mexco and the stockholders minutes book, board of directors minutes book, and capital variations book;

  (b)
  the written authorization from the SCT, the Foreign Investments Bureau and the Cofetel's written approval to the transactions contemplated hereby;

  (c)
  the written termination to the Administrative Revocation Procedure initiated by the SCI against the Concession of the Company to operate in Tijuana;

  (d)
  the resignations, dated the Closing Date, of each director, and officer of the Company;

  (e)
  A shareholders meeting of the Company whereby the powers of attorney of those attorneys-in-fact determined by Mexco be revoked as well as the appointment of those other attorneys-in-fact and officers determined by Mexco; and

  (f)
  a certificate executed by Bustamante, as sole administrator of the Company, certifying as true and accurate (i) the formation documents, by-laws and other organizational documents of the Company, and (ii) the signatures of the officers of the Company executing this Agreement or the Ancillary Documents.

10.
Termination. This Agreement may be terminated prior to the Closing (a) by the mutual written consent of Mexco and Bustamante, or (b) by Mexco, on the one hand, or Bustamante, on the other hand, if the Closing shall not have occurred on or before June 30, 2003. Prompt written notice of any such termination shall be given to the other parties specifying the reason for such termination and upon the receipt of such notice, this Agreement shall immediately terminate without, however, any waiver of the rights of the parties for breaches of this Agreement.

11.
Indemnification.

11.1
Indemnification by the Company. The Company agrees to indemnify, defend and hold harmless Mexco and Las Americas Broadband, and each of its affiliates, past and present directors, officers, employees, agents, advisors and consultants, from any and all losses, liabilities, claims, damages, judgments, awards, costs and expenses (including, without limitation, interest, penalties, court costs and attorneys fees and expenses) (collectively, "Damages") incurred by, asserted against, resulting to, or imposed on, Mexco and

    Las Americas Broadband, directly or indirectly, as a result of, or arising out of (i) the inaccuracy or breach of any individual representation or warranty made by the Company in this Agreement as of the date of this Agreement or the Closing Date, (ii) the breach by the Company of any covenant, agreement or obligation of the Company contained in this Agreement or the Ancillary Documents made by the Company, or (iii) any assertion by any past or current shareholder of the Company of any suit or action relating to any of the transactions contemplated by this Agreement or the Ancillary Documents.

  11.2
  Indemnification by Bustamante. Bustamante, agrees to indemnify, defend and hold harmless Mexco and Las Americas Broadband, and each of their respective affiliates, past and present directors, officers, employees, agents, advisors and consultants, from any and all Damages incurred by, asserted against, resulting to, or imposed on, Mexco, directly or indirectly, as a result of, or arising out of (i) the inaccuracy or breach of any individual representation or warranty made by Bustamante in this Agreement as of the date of this Agreement or the Closing Date, or (ii) the breach by Bustamante of the covenants referred to in Sections 7.2 and 7.3 of this Agreement.

  11.3
  Indemnification by the Company, Mexco and Las Americas Broadband. Mexco, Las Americas Broadband and the Company, agree to jointly or severally indemnify, defend and hold harmless Bustamante and Carlos Bustamante Aubanel for any Damages incurred by, asserted against, resulting to, or imposed on, Bustamante and Carlos Bustamante Aubanel, directly or indirectly, as a result of (i) the inaccuracy or breach of any representation or warranty made by Mexco, Las Americas Broadband and the Company in this Agreement as of the date of this Agreement or the Closing Date, (ii) the breach by Mexco, Las Americas Broadband and the Company of any covenant, agreement or obligation of Mexco, Las Americas Broadband and the Company contained in this Agreement, (iii) any acts or omissions of the Company or Las Americas Broadband during the tenure of Bustamante and Carlos Bustamante Aubanel as officers thereof, and (iv) past or present, alleged or actual, violations of any securities or corporate laws or regulations asserted against Las Americas Broadband in writing, other than (A) violations directly attributable to Bustamante or Carlos Bustamante Aubanel, or (B) for Damages incurred by Bustamante or Carlos Bustamante Aubanel as shareholders of Las Americas Broadband or USA Broadband, Inc.

  11.4
  Termination of Indemnification. The obligation to indemnify and hold harmless any party, pursuant to this Section 11 shall survive the Closing and shall last as long as the applicable statute of limitations provides. Notwithstanding the generality of the foregoing the obligation to indemnify shall, in no event exceed 5 years from the Closing Date.

  11.5
  Procedure for Indemnification—Third Party Claims.

    (a)
    In order for a party to be entitled to any indemnification provided for under this Section 11 (the "Indemnitee"), in respect of, arising out of or involving a claim made by any person against the Indemnitee (a "Third Party Claim") (including, but not limited to, a claim asserted by a Governmental Entity), such Indemnitee must notify the indemnifying party (the "Indemnitor") in writing of the Third Party Claim, promptly following receipt by such Indemnitee of notice of the Third Party Claim being asserted; provided that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the Indemnitor shall have been actually and materially prejudiced as a result of such failure. The Indemnitee shall furnish to the Indemnitor in reasonable detail, the information possessed by the Indemnitee with respect to such Third Party Claim.

    (b)
    The Indemnitor shall have thirty (30) days after the notice from the Indemnitee to notify the Indemnitee in writing of its election to defend the Third Party Claim or demand, on behalf of the Indemnitee. If the Indemnitor elects to defend such Third Party Claim or demand, the Indemnitee shall make available to the Indemnitor all materials reasonably required for that purpose and the Indemnitee shall otherwise assist and cooperate the Indemnitor in the defense of such Third Party Claim or demand, and so long as the Indemnitor is defending such Third Party Claim in good faith, the Indemnitee shall not pay, settle or compromise such Third Party Claim or demand. If the Indemnitor elects to defend such Third Party Claim or demand, the Indemnitor shall have the right to control the defense of such Third Party Claim or demand, at the Indemnitor's own expense. If the Indemnitor does not elect to defend such Third Party Claim or demand or does not defend such Third Party Claim or demand in good faith, the Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnitor's sole cost and expense, to defend such Third Party Claim or demand.

  11.6
  Mitigation of Damages.

    (a)
    No party shall have any liability to another party under this Section 11 for Damages to the extent that such Damages relate to a liability or matter with respect to which the Indemnitee shall have recovered such Damages from an insurance company or from the person causing the Damages, to the extent of such recovery.

    (b)
    The obligation of the Indemnitor shall be adjusted so as to give effect to any net reduction in federal, state or local income tax liability determined on a consolidated basis to which the Indemnitee hereunder will be actually entitled in connection with the satisfaction by the Indemnitor of any indemnification claim brought by the Indemnitee.

    (c)
    The remedies provided in this Section 11 shall be exclusive as to any claim by a party under this Agreement or the Ancillary Documents, or any other document executed hereunder or arising out of the transactions provided for herein and therein.

  11.7
  Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or in any of the Ancillary Documents shall survive the Closing and shall last as long as the statute of limitation provides. Notwithstanding the generality of the foregoing, the survival of the representations and warranties shall not exceed 3 years from the Closing Date.

  11.8
  Recovery of Legal Fees and Expenses. In the event that a party hereto shall assert a claim for indemnification against any other party hereto and it shall be determined that the asserting party is not entitled to be indemnified with respect to such claim, the asserting party shall promptly pay to the non-asserting party all of the non-asserting party's expenses (including, but not limited to, attorney's fees and expenses) incurred by the non-asserting party in investigation, negotiating, defending, litigating, arbitrating and/or otherwise addressing such claim.

12.
Miscellaneous.

12.1
Amendments. Neither this Agreement, or any of terms hereof may be amended, supplemented, modified or waived, except by an instrument in writing signed by each of the parties hereto.

12.2
Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.

12.3
Expenses. Except as expressly provide herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses, including, but not limited to, attorneys' and advisory fees, incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. The foregoing shall not effect the legal right, if any, that any party hereto may have to recover expenses from the other party that breaches its obligations hereunder.

12.4
Governing Law; Jurisdiction; Arbitration.

  (a)
  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF MEXICO, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT COUNTRY, WITHOUT REGARD TO ANY OF ITS PRINCIPLES OF CONFLICTS OF LAWS OR OTHER LAWS WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

  (b)
  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by expedited dispute resolution procedures, the parties agree to submit such disputes, if any, to binding arbitration to be conducted in San Diego, California, in the American Arbitration Association ("AAA") pursuant to the rules and procedures of the AAA.

      (c)
      If any such dispute exists, the party claiming such dispute exists shall notify the party against which such dispute is being asserted of the dispute, and if the dispute is not resolved within ten (10) days after such notice is furnished, the notifying party may institute arbitration proceedings pursuant to this Section 12.4(c)

      (d)
      Any arbitration conducted pursuant to this Section 12 shall be managed by the AAA and shall be before the panel of three (3) arbitrators chosen from lists of qualified arbitrators submitted by the AAA.

      (e)
      The determination of a majority of the arbitrators in the arbitration shall be conclusive and binding on the parties hereto and shall not be subject to appeal or judicial review. The award of the arbitrators may be enforced in any court of competent jurisdiction.

      (f)
      Each of the parties unconditionally and irrevocably waives any right to a trial by jury in respect of any such action.

      (g)
      The arbitrators shall be entitled to award and apportion the costs and expenses of the parties in connection with any arbitration (including, without limitation, attorneys' fees and expenses) as the arbitrators, in their discretion, may so determine. The costs and expenses incurred in the process of any such arbitration shall be borne equally by Bustamante, on the one hand, and Mexco, on the other hand.

13.
Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery services); (b) if mailed by certified or registered mail return receipt requested, four (4) business days after the aforesaid mailing; (c) if delivered by overnight courier (with all charges having been prepaid), on the second business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivery by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 13), or the refusal to accept same, the notice shall be deemed received on the business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

    if to Las Americas Broadband, to:

      Las Americas Broadband, Inc.
      20031 Valley Boulevard
      Tehachapi, CA 93561
      Attn: Richard G. Lubic
      Tel. Number: 661-882-1030
      Fax: Number: 661-822-1039

    with a copy to:

      Jenkens & Gilchrist Parker Chapin, LLP
      The Chrysler Building
      405 Lexington Avenue
      New York, New York 10174
      Attn: Martin Eric Weisberg, Esq.
      Tel. Number: 212-704-6000
      Fax Number: 212-704-6288

    if to the Company, to:

      Cable California S.A. de C.V.
      Blvd. Agua Caliente, 4558, Piso 18
      22420 Tijuana, B.C., Mexico
      Attn: Mr. Richard Lubic
      Tel. Number: 011-52-66-81-7814
      Fax Number: 011-52-66-86-5433

    with a copy to:

      Albert Rios Zertuche O.
      Rios Zertuche, González Lutteroth y Rodriguez, S.C.
      Monte Pelvoux 111 - 1er, Piso
      Col. Lomas de Chapultepee
      11000 Mexico, D.F., Mexico
      Tel. Number: 011-52-55-5540-0903
      Fax Number: 011-52-55-5540-0904

    if to Bustarnante, to:

      Carlos Bustamante, Sr.
      Blvd. Agua Caliente 4558, Piso 18
      22420 Tijuana, B.C., Mexico
      Fax Number: 011-52-66-86-5433

    with a copy to:

      Luis Gallardo Guzman
      GL & V Asociados, S.C.
      Blvd. Agua Caliente 4558-303
      22420 Tijuana, B.C., Mexico
      Tel. Number: 011-52-66-86-5880
      Fax Number: 011-52-66-86-5481

    if to LABN Mexico, S.A de C.V., to:

      20031 Valley Boulevard
      Tehachapi, CA 93561
      Attn: Richard G. Lubic
      Tel. Number: 661-822-1030
      Fax Number: 661-822-1039

    with a copy to:

      Alberto Rios Zertuche O.
      Rios Zertuche, González Lutteroth y Rodriguez, S.C.
      Monte Pelvoux 111 - 1er, Piso
      Col. Lomas de Chapultepee
      11000 Mexico, D.F., Mexico
      Tel. Number: 011-52-55-5540-0903
      Fax Number: 011-52-55-5540-0904

or to such other address as any party may specify by notice given to the other party in accordance with this Section 13.

14.
Entire Agreement. This Agreement and the Ancillary Documents and any other agreements and documents delivered pursuant to this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and collectively supersede all other prior or contemporaneous negotiations, commitments, agreements and understandings (whether written or oral), between the parties with respect to the subject matter hereof.

15.
Further Assurances. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and effectuate the transactions contemplated hereby.

16.
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, then (a) such provision, covenant or restriction shall be construed by limiting and reducing it so as to be enforceable to the fullest extent permitted under applicable law and shall thereupon be enforced as so limited and reduced, and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17.
Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

18.
Assignment. This agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

19.
Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed by original signatures or by facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

LABN MEXICO, S.A. DE C.V.
By:	/s/ RICHARD LUBIC Name: Title:
CABLE CALIFORNIA S.A. de C.V.
By:	/s/ CARLOS BUSTAMANTE, SR. Name: Title:
/s/ CARLOS BUSTAMANTE, SR. Carlos Bustamante, Sr.
LAS AMERICAS BROADBAND, INC.
By:	/s/ RICHARD LUBIC Name: Richard Lubic Title: President and Chief Executive Officer

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  Exhibit 2.1
RECITALS
AGREEMENT